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                                                                    EXHIBIT 99.1

Press Release

Source:  Great Lakes Aviation, Ltd.

Great Lakes Aviation Reports Nasdaq Delisting

CHEYENNE, Wyo., August 15, 2002 -- Great Lakes Aviation, Ltd. (Nasdaq: GLUX - news) today announced that it has received notification from the Nasdaq Listing Qualifications Panel that it denied Great Lakes' request, after a hearing on August 1, 2002, for continued listing on the Nasdaq SmallCap Market and that its Common Stock will no longer be traded on that market effective August 14, 2002.

Great Lakes' Common Stock will be eligible for trading on the Over-the-Counter
(OTC) Bulletin Board. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale price, and volume information in over-the-counter equity securities. OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated computer network. Investors work through a broker/dealer to trade OTC Bulletin Board securities. Information regarding the OTC Bulletin Board, including stock quotations, can be found on the internet at www.otcbb.com.
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Great Lakes' ticker symbol will remain "GLUX" on the OTC Bulletin Board.
However, some internet quotation services add an "OB" to the end of the symbol and will use "GLUX.OB" for the purpose of providing stock quotes.

Doug Voss, President of Great Lakes commented "This decision by NASDAQ has no effect on our operations. We expect the turnaround Great Lakes is currently experiencing to continue in the future. It is our hope that Great Lakes will once again be a NASDAQ listed company, but for now, the OTC Bulletin Board should satisfy all of our constituencies' needs."

The foregoing release contains forward-looking terminology which is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risk and uncertainties that could cause actual results to differ materially from those projected. Potential purchaser's of the company's securities are cautioned not to place undue reliance on such forward-looking statements which are qualified in their entirety by the cautions and risks filed by the company with the Securities and Exchange Commission.

Additional company information is available on its web site which may be accessed at www.greatlakesav.com.
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For further information please contact Douglas G. Voss, President, Great Lakes
Aviation, Ltd. at (307) 432-7000.